May 5, 2003

Securities and Exchange Commission
450 Fifth Street SW
Washington, DC 20549

Re:      Exhaust Technologies, Inc.
         Commission File Number 333-30838

Dear Sirs:

We are in agreement with the statements made by the above registrant in its Form 8-K dated April 23, 2003.

Our indepedent auditor's report on the financial statements of Exhaust Technologies, Inc. for the years ended January 31, 2002 and 2001 contained no adverse opinion or disclaimer of opinion, nor was it modified as to audit scope, accounting principles, or uncertainties other than the ability to continue as a going concern.

There were no disagreements with Exhaust Technologies, Inc. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During the years ended January 31, 2002 and 2001 and for the interim period ending October 31, 2002 which was the final period reviewd by Williams & Webster, P.S., and the final work performed by Williams & Webster, P.S.

Sincerely,
Williams & Webster, P.S.
Certified Public Accountants
Spokane, Wastington